Exhibit 10.2
AFFIRM HOLDINGS, INC. CASH INCENTIVE PLAN
(As amended effective as of March 12, 2025)
1.    Purpose. Affirm Holdings, Inc. (the “Company”) has established this Cash Incentive Plan (the “Plan”) for the purpose of supporting the accomplishment of the Company’s financial and strategic objectives. In doing so, the Plan is designed to:
●    Closely align the compensation of Plan participants with the financial interests and expectations of the Company’s stockholders.
●    When combined with base salaries, provide opportunities for participants to earn competitive levels of direct cash compensation in order to attract and retain high-performing employees.
●    Define an appropriate portion of compensation as being “at risk,” thereby providing enhanced opportunities for pay for performance.
2.    Definitions. Capitalized terms used herein shall have the following meanings:
(a)    “Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Plan, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.
(b)    “Administrator” means the Board or the Committee, subject to the terms of the charter of the Committee as approved by the Board. The term Administrator shall also include the Company’s Chief Executive Officer, Chief Operating Officer and Chief People Officer and each of their designees with respect to any Eligible Employee who is not an SLT Member.
(c)    “Base Pay” means a Participant’s payroll earnings received during the applicable Performance Year.
(d)    “Board” means the Company’s Board of Directors.
(e)    “Bonus Payment” means the amount of the cash bonus for a given Performance Year payable to a Participant, as determined by the Administrator in accordance with the Bonus Payment Formula and in accordance with the terms and conditions of the Plan and the Bonus Formula Methodology approved by the Administrator for the applicable Performance Year. A Bonus Payment is not payable to a Participant until it is earned and vested in accordance with the terms of the Plan.
(f)    “Bonus Payment Formula” means, for a Performance Year, the methodology to be used to calculate the Bonus Payment for each Participant, as set forth in the Bonus Formula Methodology for such Performance Year. Application of the Bonus Payment Formula in the calculation of any Bonus Payment shall be subject to the terms and conditions of the Plan and the Bonus Formula Methodology for the applicable Performance Year.
(g)    “Bonus Formula Methodology” means, for any Performance Year, the methodology to be used to calculate the Bonus Payment for each Participant, as approved by the Administrator for such Performance Year.
(h)    “Cause” shall have the meaning ascribed to such term in the Participant’s individual employment, severance of other agreement with the Company or, if the Participant is not party to such an agreement, “Cause” shall have the meaning assigned to it in the Company’s Amended and Restated 2012 Stock Plan.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.
(j)    “Committee” means the Compensation Committee of the Board and any successor committee of the Board thereto or, in the absence of such a committee or at the Board’s discretion, the full Board.
(k)    “Company” has the meaning set forth in Section 1.
(l)    “Designated Beneficiary” has the meaning set forth in Section 7(k).
(m)    “Disability” shall have the meaning ascribed to such term in the Participant’s individual employment, severance or other agreement with the Company or, if the Participant is not party to such an agreement, “Disability” shall have the meaning assigned to it in the Company’s Amended and Restated 2012 Stock Plan.
(n)    “Eligible Employee” means any regular full- or part-time employee who does not participate in a Company sales incentive plan and is employed by the Company or an Affiliate on or before March 31 during the applicable Performance Year.
(o)    “Participant” means, for a Performance Year, an Eligible Employee who has been granted a Target Award under the Plan for the Performance Year. An individual whose Bonus Payment under the Plan for a Performance Year is earned and vested but remains outstanding shall also be a Participant solely with respect to such earned and vested Bonus Payment.
(p)    “Payment Date” means the date on which the Bonus Payment for a Performance Year is paid to a Participant, which date shall be as soon as practicable after the Administrator determines the amount of the Bonus Payments payable to Participants but no later than two and one-half (2-1/2) months following the end of the Performance Year to which the Bonus Payment relates.
(q)    “Performance” means the extent to which the performance targets (including, if applicable, percentage levels of performance) and other components of the Bonus Payment Formula have been achieved for a Performance Year.

(r)    “Performance Year” means the Company’s fiscal year or portion thereof specified by the Administrator as the period over which Performance is to be measured pursuant to the Bonus Payment Formula for that period. Unless otherwise specified by the Administrator, the Performance Year shall be July 1 through June 30.
(s)    “Plan” has the meaning set forth in Section 1.
(t)    “Section 409A” has the meaning set forth in Section 9.
(u)    “SLT Member” means each executive-level employee of the Company reporting directly to the Company’s Chief Executive Officer.
(v)    “Target Award” means an amount assigned to a Participant (specified as such or expressed as a percentage of Base Pay or otherwise determined pursuant to a formula) that such Participant potentially may earn as a Bonus Payment in respect of a specified Performance Year at the targeted level of Performance. A Target Award constitutes only a conditional right to receive a Bonus Payment and does not guarantee receipt of a Bonus Payment or any level of Bonus Payment based on Performance or otherwise. In the event a Participant’s Target Award is modified during a Performance Year, the modified Target Award shall only apply to Base Pay attributable to the period after the effective date of such modification.
(w)    “Termination Date” means the date on which the Participant’s employment with the Company and its Affiliates terminates for any reason. A transfer of a Participant’s employment between and among the Company or an Affiliate shall not be deemed to constitute a termination of employment for purposes of the Plan.
3.    Administration.
(a)    Authority of the Administrator. The Plan shall be administered by the Administrator, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to:
(i)    select, or determine the method of selecting, Eligible Employees who will receive the grant of a Target Award under the Plan for a Performance Year (and thereby become a Participant in the Plan for such Performance Year);
(ii)    establish the Bonus Payment Formula for a Performance Year;
(iii)    grant Target Awards to Participants and determine the amount of Bonus Payments to be paid under the Plan for any period;
(iv)    modify the Bonus Payment Formula, any Target Award or, prior to the date on which it is earned and vested, any Bonus Payment otherwise payable under the Plan, whether based on the Bonus Payment Formula,

Performance or otherwise, including decreasing such amounts as described herein;
(v)    adopt such rules, regulations and guidelines for interpreting, implementing and administering the Plan as it deems necessary or proper;
(vi)    conclusively construe and interpret the Plan documents and correct defects, supply omissions or reconcile inconsistencies therein;
(vii)    employ attorneys, consultants, accountants, and other persons in connection with the administration of the Plan;
(viii)    conclusively identify and determine the Designated Beneficiary of a deceased Participant or, if none, the legal representative of the estate of a deceased Participant, in each case in accordance with Section 7(k); and
(ix)    make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan.
(b)    Binding Effect of Administrator Actions. All actions taken and all interpretations and determinations made by the Administrator with respect to the Plan shall be final and binding upon the Participants, the Company and all other interested persons.
(c)    Manner of Exercise Administrator Authority. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator.
(d)    Delegation of Authority. The Administrator may delegate to one or more officers or managers of the Company or an Affiliate, or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including administrative functions, as the Administrator may determine, to the extent that such delegation is permitted under the applicable provisions of the Delaware General Corporation Law and the provisions of the Plan.
(e)    Limitation of Liability. Each person acting in their capacity as Administrator, and each person acting pursuant to authority delegated by the Administrator, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliates, or the Company’s independent auditors, consultants or other agents assisting in the administration of the Plan. Each person acting as the Administrator or pursuant to authority delegated by the Administrator, and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator or a delegate, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law and the Company’s bylaws, be fully indemnified and protected by the Company with respect to any such action or determination.
(f)    Local Laws and Rules. Without limiting the generality of the duties and authorities granted to the Administrator under the Plan, the Administrator may establish rules and regulations for grants of Target Awards and Bonus Payments to nationals of countries other than the United States that may differ from the rules and regulations for grants of Target Awards and Bonus Payments to other persons if, in the judgment of the Administrator, such differences are necessary or desirable to foster and promote achievement of the purposes of the Plan (including compliance with provisions of laws in other countries or jurisdictions in which the Company or an Affiliate operates or in which a Participant is employed or performs services).
(g)    Adjustments. Notwithstanding anything to the contrary contained herein, and to the extent permitted by applicable law, the Administrator shall have the authority to, in its sole and absolute discretion: (i) change the Target Award of any Participant based upon such Participant’s performance evaluation or the recommendation of the Participant’s manager or any of his or her direct or indirect supervisors (including, without limitation, the Chief Executive Officer); (ii) withhold any payment amounts determined hereunder (whether or not such amounts are earned and vested) from any Participant who violates any Company policy and to treat such withheld payments as forfeited by the Participant; (iii) otherwise amend or cancel a Bonus Payment prior to the date on which the Bonus Payment is earned and vested; and (iv) adjust the terms and conditions of, and the performance targets and other criteria included in, the Bonus Payment Formula.
4.    Participation. Eligible Employees selected to participate in the Plan will be “Participants” for the specified Performance Year. An Eligible Employee who is not selected to participate in the Plan for a specified Performance Year shall not be entitled to any Bonus Payment under the Plan for such Performance Year and shall not be a Participant for such Performance Year. Unless otherwise provided by the Administrator, any Eligible Employee who has been selected for participation in the Plan for a Performance Year shall become a Participant as of the first day of such Performance Year; provided, however, that if an individual who is selected for participation is not an Eligible Employee as of the first day of the Performance Year, such individual shall become a Participant on the date specified by the Administrator (but in no event prior to the date on which such individual is an Eligible Employee) and receive a pro-rated amount of any Bonus Payment based on his or her period of participation in the Plan.
5.    Establishment of Bonus Payment Formula and Target Awards.
(a)    Establishment of Bonus Payment Formula. Within the first ninety (90) days of the Performance Year, or at such other time as it reasonably determines, the Administrator shall establish the Bonus Payment Formula for the Performance Year.

(b)    Establishment of Target Awards. For each Performance Year, the Administrator shall designate, for each Participant, such Participant’s Target Award. Target Awards will be denominated in cash and all Bonus Payments will be payable in cash.
(c)    Newly Eligible Participants. In the case of an Eligible Employee who becomes a Participant after the beginning of a Performance Year, the Administrator shall designate such individual’s Target Award for the portion of the Performance Year remaining after he or she becomes a Participant. For the avoidance of doubt, Eligible Employees who are promoted into a bonus-eligible position during a Performance Year shall be eligible to participate in the Plan only with respect to their Base Pay attributable to the post-promotion period.
(d)    Written Determinations. Determinations by the Administrator under this Section 5, including Target Awards for each Participant, the level of Performance for the Performance Year and the amount of the Bonus Payment for each Participant shall be recorded in writing as determined in such form as the Administrator may determine.
6.    Determination of Bonus Payment; Earning and Payment of Bonus Payment.
(a)    Determination of Bonus Payment. As soon as practicable after the end of the Performance Year and prior to the Payment Date, the Administrator shall determine the amount of the Bonus Payment to be paid to each Participant for the Performance Year. Subject to the terms and conditions of the Plan, the Bonus Payments shall be determined in accordance with the Bonus Payment Formula for the Performance Year.
(b)    Eligibility. Unless otherwise specifically provided in the Plan or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), (i) the Bonus Payment for an applicable Performance Year shall be earned and vested as of the completion of such Performance Year and only with respect to a Participant who remains employed by the Company or an Affiliate through the end of such Performance Year and (ii) a Participant whose Termination Date occurs during any Performance Year shall not be entitled to payment of a Bonus Payment for such Performance Year and the Participant shall have no further rights under the Plan for such Performance Year.
(c)    Payment of Bonus Payment. Any Bonus Payment earned for a Performance Year shall be paid by the Company, or the Affiliate that employs the Participant, which payment shall be made no later than the Payment Date for such Performance Year.
(d)    Leaves of Absence. In the event a Participant is on a Company-approved paid leave of absence during a Performance Year, the Participant’s period of paid leave and Base Pay during such period of paid leave will be included in the calculation of the Participant’s Bonus Payment for such Performance Year.
(e)    Special Rules for Death or Disability. Notwithstanding the provisions of Section 6(b), except as otherwise specifically provided in the Plan or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant):
(i)    In the event that a Participant’s Termination Date occurs during a Performance Year due to his or her death or Disability:
(1)    the Participant’s Bonus Payment for the Performance Year shall be equal to (A) the greater of (x) the Participant’s Target Award for the Performance Year, or (y) the amount of the Bonus Payment that the Participant would have been entitled to receive for that Performance Year, if any, based on the Company’s Performance as of the end of its most recently completed fiscal quarter of that Performance Year ending prior to such Termination Date (which amount shall be deemed to be zero in the event of a Termination Date occurring during the first fiscal quarter of a Performance Year), multiplied by (B) a fraction, the numerator of which shall equal the total number of calendar days during the Performance Year that the Participant was employed by the Company and its Affiliates (including Company-approved paid leaves of absence in accordance with Section 6(d) but excluding any other leaves of absence) on or prior to his or her Termination Date, and the denominator of which shall be the number of days in such year; and
(2)    such Bonus Payment shall be paid to the Participant or, in the case of the Participant’s death, to the Designated Beneficiary or legal representative of the estate of the Participant, as applicable, as determined in accordance with Section 7(k) as soon as practicable after the Administrator determines the amount of such Bonus Payment and, in the case of a death of a Participant, after the Administrator identifies and determines the Designated Beneficiary or legal representative of the estate of the Participant, but no later than two and one-half (2-1/2) months following such Termination Date.
(ii)    In the event that a Participant’s Termination Date occurs after the end of a Performance Year and prior to the Payment Date applicable to that Performance Year due to his or her death or Disability:
(1)    the Participant’s Bonus Payment, if any, for the recently ended Performance Year shall be equal to the amount of the Bonus

Payment, if any, that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 5 and Section 6(a)) had the Participant’s Termination Date not occurred prior to the Payment Date; and
(2)    such Bonus Payment, if any, shall be paid (A) in the case of the Participant’s Disability, on the Payment Date for the applicable Performance Year to the Participant, or (B) in the case of the Participant’s death, to the Designated Beneficiary or legal representative of the estate of the Participant, as applicable, as soon as practicable after the Administrator identifies and determines such Designated Beneficiary or legal representative in accordance with Section 7(k).
(f)    Termination for Cause. Notwithstanding the other provisions of this Section 6, in the event a Participant’s employment is terminated for Cause, such Participant shall not be entitled to any Bonus Payment for the Performance Year during which such termination occurs, any Bonus Payment for any prior Performance Year that has not yet been paid out shall be forfeited, and the Participant shall have no further rights under the Plan upon such termination.
(g)    Change of Control. In the event of a Change of Control (as defined in the Company’s Amended and Restated 2012 Stock Plan, or an applicable successor plan thereto) the Performance Year shall automatically be deemed to have terminated as of the date of such Change of Control and Performance will be determined from the beginning of the current Performance Year to the effective date of the Change of Control in accordance with Section 5 and Section 6(a). Based on these results, each Participant shall receive a Bonus Payment at the target or actual performance level, whichever is higher, payable on or as soon as practicable following the date of such Change of Control. Such Bonus Payment shall be in addition to any compensation otherwise payable to a Participant in connection with such Change in Control.
7.     General Provisions.
(a)    No Right to Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its Affiliates, nor shall it interfere in any way with the right and power of the Company or any of its Affiliates to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.
(b)    Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

(c)    Plan Not Funded; No Guarantee. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Bonus Payment, nothing contained in the Plan or any Bonus Payment shall give any such Participant any rights that are greater than those of a general creditor of the Company. Participation in the Plan is a privilege, not a right, and each individual Participant’s participation in the Plan is subject to review from time to time at the discretion of the Company. Receipt of a Bonus Payment in any one year does not guarantee receipt of a Bonus Payment under the Plan in any other year.
(d)    Reports. The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding the Plan as may be required by any applicable law.
(e)    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
(f)    Nonexclusively of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as any of them may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.
(g)    Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.
(h)    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.
(i)    Tax Withholding. The Company and its Affiliates shall deduct from any payment of a Participant’s Bonus Payment or from any other payment to the Participant, including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the Bonus Payment or other payment or as determined by the Administrator to be appropriate under a program for withholding.
(j)    Non-Transferability. Any Target Award, any resulting Bonus Payment and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.
(k)    Heirs and Successors. If any benefits deliverable to the Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in accordance with such rules and procedures as may be established by the Company from time to time. If a beneficiary has not been designated by a deceased Participant, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercisable and distributed, as applicable, to the legal representative of the estate of the Participant.
(l)    Clawback Policy. Any Target Award or any resulting Bonus Payment granted under the Plan is subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, or as may be set forth in a separate agreement, plan or policy conferring rights on a Participant.
(m)    Action by Company. Unless otherwise specified herein, any action required or permitted to be taken by the Company hereunder shall be by an officer of the Company or such other person authorized by the Board; provided, however, that in no event shall any officer be permitted to take any action on behalf of the Company with respect to himself or herself.
8.    Amendment and Termination. The Company may modify or terminate the Plan at any time. Notwithstanding anything to the contrary herein, in the event of termination of the Plan, Performance will be determined from the beginning of the current Performance Year to the effective date of Plan termination. Based on these results, any Bonus Payments earned will be paid in cash to Participants on a pro-rata basis within forty-five (45) days after the date of such termination or on such other date as may be required to ensure that the payment is made in a manner that complies with the requirements of Section 409A of the Code.
9.    Section 409A. It is the intent of the Company that all Bonus Payments under the Plan be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”). The provisions of the Plan shall be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends that the Plan be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Administrator represents or warrants that the Plan will comply with Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant might owe as a result of participation in the Plan, and the

Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes or penalties pursuant to Section 409A. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service). The determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. The time or schedule of any payment or amount scheduled to be paid pursuant to the Plan shall not be accelerated except as permitted under Section 409A and as would not result in taxation and/or tax penalties under Section 409A.